IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------
In re:	:Chapter 11
FBI WIND DOWN, INC. (f/k/a Furniture Brands International, Inc.), et al.,	:Case No. 13-12329 (CSS)
Debtors. 1	:(Jointly Administered)
:
---------------------------------------------------------
SETTLEMENT AGREEMENT BY AND AMONG THE DEBTORS, PBGC, AND THE CREDITORS’ COMMITTEE (I) FIXING THE AMOUNT OF PBGC’S CLAIMS, (II) PROVIDING FOR TERMINATION OF DEBTORS’ PENSION PLAN, (III) SUPPLEMENTING THE DISTRIBUTION TO OTHER GENERAL UNSECURED CREDITORS, AND (IV) RESOLVING RELATED MATTERS
FBI Wind Down Inc. (f/k/a Furniture Brands International, Inc.) (“FBI”) and its wholly owned subsidiaries (collectively, the “Debtors”), the Pension Benefit Guaranty Corporation (“PBGC”), and the Official Committee of Unsecured Creditors in the Debtors’ chapter 11 cases (the “Creditors’ Committee”, and together with the Debtors and PBGC, each a “Party” and, collectively, the “Parties”) hereby enter into the following settlement agreement (the “Agreement”):
RECITALS
WHEREAS, on September 9, 2013 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
_________________________

1.
The debtors in these chapter 11 cases, along with the last four digits of each debtor’s tax identification number, as applicable, are: FBI Wind Down, Inc. (7683); AT Wind Down, Inc. (7587); BFI Wind Down, Inc. (3217); BHF Wind Down, Inc. (8844); BR Wind Down, Inc. (8843); BT Wind Down, Inc. (1721); FBH Wind Down, Inc. (2837); FBO Wind Down, Inc. (4908); FBRC Wind Down, Inc. (1288); HFI Wind Down, Inc. (7484); HR Wind Down, Inc. (6125); HT Wind Down, Inc. (4378); LFI Wind Down, Inc. (5064); LHFR Wind Down, Inc. (9085); LV Wind Down, Inc. (8434); MSFI Wind Down, Inc. (7486); TFI Wind Down, Inc. (6574); THF Wind Down, Inc. (3139); and TR Wind Down, Inc. (6174). The Debtors’ corporate headquarters is located at 1 N. Brentwood Blvd., St. Louis, Missouri 63105.

Since the Petition Date, the Debtors have operated their business and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, as of the Petition Date, each of the following non-debtor foreign entities was an affiliate or subsidiary of one or more of the Debtors but was not a debtor in these chapter 11 cases: Furniture Brands Asia, Ltd.; Furniture Brands Hangzhou Co., Ltd.; Furniture Brands de Mexico S. de R.L. de C.V.; Maitland-Smith Asia Holdings Limited; Maitland-Smith Export (L) Bhd.; Maitland-Smith Cebu, Inc.; Decorative Hardware Solutions (L) Bhd.; P.T. Maitland-Smith; Maitland-Smith, Limited; and Furniture Brands Canada ULC (collectively, the “Foreign Non-Debtor Affiliates”);
WHEREAS, Furniture Brands Canada ULC is a bankrupt corporation pursuant to a voluntary assignment in bankruptcy filed on September 9, 2013 under the Bankruptcy Insolvency Act (Canada);
WHEREAS, as of the Petition Date, FBI was the contributing sponsor, as defined in 29 U.S.C. § 1301(a)(13), of the Furniture Brands Retirement Plan (the “Pension Plan”);
WHEREAS, as of the Petition Date and pursuant to the terms of the Pension Plan, FBI was the plan administrator, as defined in 29 U.S.C. § 1301(a)(1), of the Pension Plan;
WHEREAS, PBGC asserts that the Debtors and the Foreign Non-Debtor Affiliates are members of a “controlled group” for purposes of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1461 (2012) (“ERISA”), and, as such, each is jointly and severally liable for the unfunded benefits and other liabilities owed with respect to the Pension Plan;

WHEREAS, on September 18, 2013, the Office of the United States Trustee for the District of Delaware appointed certain of the Debtors’ unsecured creditors, including PBGC, as members of the Creditors’ Committee in these chapter 11 cases;
WHEREAS, on October 3, 2013, the Bankruptcy Court entered an order approving, as the stalking horse bid for substantially all the Debtors’ assets, the Asset Purchase Agreement (the “APA”) dated as of October 2, 2013, as amended and supplemented, between and among the Debtors as sellers and Heritage Home Group LLC f/k/a FBN Acquisition Holdings LLC (“HHG”) and certain of its affiliates (together with HHG, the “KPS Acquiring Entities”) as purchaser and guarantors;
WHEREAS, PBGC asserts that, on October 15, 2013, liens arose under 26 U.S.C. § 430(k) (the “Minimum Funding Liens”) for unpaid minimum funding contributions due with respect to the Pension Plan (the “Minimum Funding Lien Claims”) in the amount of $2,171,338;
WHEREAS, PBGC asserts that, on October 23, 2013, PBGC perfected the Minimum Funding Liens against the Foreign Non-Debtor Affiliates other than Furniture Brands Canada ULC by filing lien notices with the Recorder of Deeds of the District of Columbia;
WHEREAS, on November 15, 2013, the Debtors, the Creditors’ Committee, PBGC, the KPS Acquiring Entities, and the Foreign Non-Debtor Affiliates entered into a stipulation (the “Foreign Subsidiaries Stipulation”), which provided, in relevant part, that upon the closing of the sale of substantially all of the Debtors’ assets to the KPS Acquiring Entities pursuant to the APA (the “KPS Sale”), (i) PBGC would: (a) release the Foreign Non-Debtor Affiliates from any and all claims, rights, and interests PBGC may now, or in the future, have against any of the Foreign Non-Debtor Affiliates or their respective assets; (b) not assert any and all liens PBGC may now, or in the future, have against any of the Foreign Non-Debtor Affiliates or their respective assets;

and (c) withdraw the notices perfecting the Minimum Funding Liens against the assets of the Foreign Non-Debtor Affiliates, with all such claims, rights, liens, and interests attaching solely to the proceeds from the KPS Sale; and (ii) the Debtors would segregate from the proceeds of the KPS Sale the sum of $25,000,000 in a separate designated escrow account (the “Foreign Subsidiaries Reserve”) at the law firm of Hahn & Hessen LLP, which Foreign Subsidiaries Reserve shall neither be transferred nor allocated except by (x) written agreement among the Debtors, the Creditors’ Committee, and PBGC, or (y) further order of the Bankruptcy Court consistent with the terms of the Foreign Subsidiaries Stipulation, or (z) pursuant to a confirmed chapter 11 plan of the Debtors;
WHEREAS, the Foreign Subsidiaries Stipulation further provides that: (i) within ninety (90) days of the closing of the KPS Sale, (a) the Debtors and the Creditors’ Committee will provide PBGC with a proposed valuation as of the date of the KPS Sale of the assets and liabilities of the Foreign Non-Debtor Affiliates and a proposed distribution to the creditors thereof (the “Proposed Valuation”) and (b) PBGC will provide the Debtors and the Creditors’ Committee a list of all claims that PBGC asserts against the Foreign Non-Debtor Affiliates (the “Proposed PBGC Foreign Subsidiary Claim”); (ii) within thirty (30) days of receiving the Proposed Valuation, PBGC will advise the Debtors and the Creditors’ Committee in writing of its acceptance or rejection of the Proposed Valuation; and (iii) within thirty (30) days of receiving the Proposed PBGC Foreign Subsidiary Claim, the Debtors and the Creditors’ Committee will advise PBGC in writing of their acceptance or rejection of the Proposed PBGC Foreign Subsidiary Claim (collectively, the “Foreign Subsidiaries Stipulation Outstanding Deadlines”);

WHEREAS, on November 21, 2013, PBGC gave notice to the Debtors that PBGC had determined that the Pension Plan should be terminated under ERISA §§ 4042(a)(1), (2), and (4), and 4042(c) with a date of plan termination of November 21, 2013; on March 11, 2014, PBGC filed suit in the United States District Court for the Eastern District of Missouri to enforce its determination (Civil Action No. 4:14-cv-00449-AGF, the “District Court Action”); and on March 13, 2014, PBGC filed a Motion of Pension Benefit Guaranty Corporation for Entry of an Order to Show Cause Why the Furniture Brands Retirement Plan Should Not Be Terminated in Accordance with Section 4042(c) of the Employee Retirement Income Security Act of 1974 (the “Show Cause Motion”);
WHEREAS, the Debtors assert that they require the Bankruptcy Court’s approval to sign an agreement with PBGC to terminate the Pension Plan;
WHEREAS, on November 22, 2013, the Bankruptcy Court entered orders (i) authorizing and approving the KPS Sale to HHG, and (ii) approving the Foreign Subsidiaries Stipulation;
WHEREAS, on November 25, 2013, the KPS Sale to HHG closed;
WHEREAS, on November 26, 2013, PBGC filed the following proofs of claim against each of the Debtors (collectively, together with the Minimum Funding Lien Claims, the “PBGC Claims”):

·
Proof of claim number 3166 in the amount of $73,014,426.32 for unpaid premiums, of which PBGC asserts that (i) the amount of $1,723,176.32 represents an administrative expense claim for annual premiums pursuant to 29 U.S.C. § 1306(a)(3); 29 C.F.R. § 4006.3 (the “Annual Premium Claim”), and (ii) the amount of $71,291,250 represents a general unsecured claim for premiums relating to the termination of the Pension Plan pursuant to 29 U.S.C. §1306(a)(7);

·
Proof of claim number 3167 in the amount of $8,325,353 for unpaid minimum funding contributions pursuant to 26 U.S.C. §§ 412, 430; 29 U.S.C. §§ 1082, 1342, 1362(c), of which PBGC asserts the amount of $570,183 is an administrative expense claim and the amount of $1,250,273 is a priority claim; and

·
Proof of claim number 3168 in the amount of $260,800,000 for unfunded benefit liabilities pursuant to 29 U.S.C. §§ 1362, 1368, of which PBGC asserts an unliquidated amount may be an administrative expense claim and/or priority claim.

NOW THEREFORE, in consideration of the promises and respective agreements set forth herein, and the defined terms contained in the foregoing recitals which are incorporated into this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.    Upon the entry of an order by the Bankruptcy Court authorizing FBI to enter into an agreement to terminate the Pension Plan and appoint PBGC as statutory trustee, which order has not been stayed, the Debtors agree to, and shall, execute a termination agreement substantially in the form of the Agreement for Appointment of Trustee and Termination of Plan (the “Termination Agreement”) annexed hereto as Exhibit A; provided that any objections that the Debtors and/or the Creditors’ Committee may have regarding the nature, amount, priority and/or allowance of PBGC’s claims and liens and PBGC’s defenses to any such objections are preserved until entry of a final order or orders approving the provisions of this Agreement other than this paragraph 1 and confirming the Chapter 11 Plan, further provided that PBGC agrees that in no event shall the aggregate amount of its claims against each Debtor or Debtor Brand Group (as defined below) and against the proceeds of the sales of the Foreign Non-Debtor

Affiliates, including all secured, administrative, priority, or general unsecured claims and any claims arising as a result of the termination of the Pension Plan, exceed the aggregate amount of $300,000,000 (collectively, the provisions of this paragraph 1 are the “Termination Provisions”).
2.    If the Debtors deliver an executed copy of this Agreement to PBGC by March 31, 2014, by facsimile, email, or overnight mail, then PBGC shall extend the Debtors’ deadline to respond to the Show Cause Motion to April 10, 2014, at 5:00 p.m. (ET). If the Debtors comply with the foregoing requirement of this paragraph 2 and, further, if the Debtors file a motion seeking Bankruptcy Court approval of this Agreement by April 4, 2014, then PBGC shall seek an adjournment of the hearing date of the Show Cause Motion to a date that is after April 30, 2014, with any response to the Show Cause Motion due five (5) business days prior to the adjourned hearing date. If the Debtors comply with the foregoing requirements of this paragraph 2 and if, further, by April 30, 2014, (i) the Bankruptcy Court enters an order authorizing FBI to enter into the Termination Agreement and (ii) the Debtors deliver an executed copy of the Termination Agreement to PBGC by facsimile, email, or overnight mail, then PBGC shall dismiss with prejudice the District Court Action.
3.    The Debtors shall promptly, after filing a motion seeking Bankruptcy Court approval of this Agreement, file a Chapter 11 Plan, which shall incorporate in all material respects the provisions of this Agreement, and which Chapter 11 Plan has been approved, in all material respects, by the Creditors’ Committee and PBGC (the “Chapter 11 Plan”). Should the Debtors amend the Chapter 11 Plan after filing, such amendments shall also be subject to approval by the Creditors’ Committee and PBGC. The Parties agree to use their reasonable best efforts to finalize the terms of the Chapter 11 Plan and any amendments, if necessary. The Creditors’ Committee and PBGC agree to support confirmation of the Chapter 11 Plan.
4.    Subject to the occurrence of and upon the effective date of the Chapter 11 Plan (the “Effective Date”), PBGC Claims shall be fully and finally liquidated, settled, and resolved in exchange for the Allowed PBGC Claims identified below and the treatment of the Allowed PBGC Claims under the confirmed Chapter 11 Plan. PBGC shall not be entitled to any additional distributions on account of any claims or liens that it has or could have asserted against any of the Debtors and/or the Foreign Non-Debtor Affiliates, all of which claims are deemed included in and subsumed by the Allowed PBGC Claims (as defined below).
5.    Subject to and conditioned upon (i) Bankruptcy Court approval of this Agreement, (ii) the non-revocation and non-withdrawal of the Chapter 11 Plan, and (iii) the occurrence of the Effective Date, the PBGC Claims shall be deemed liquidated, amended and allowed (the “Allowed PBGC Claims”) as follows:
a.    A Minimum Funding Lien Claim in the amount of $2,171,338, which is secured against the proceeds from the KPS Sale attributable to the Foreign Non-Debtor Affiliates. The Minimum Funding Lien Claim shall be paid in full from the Foreign Subsidiaries Reserve prior to any administrative, priority or intercompany claims that may be paid from the Foreign Subsidiaries Reserve on or promptly after the Effective Date;
b.    An Allowed Administrative Expense Claim (as defined in the Chapter 11 Plan) against each of the Debtors in the amount of $1,076,395 relating to the Annual Premium Claim (corresponding to proof of claim no. 3166), which Allowed Administrative Expense Claim shall be allocated in accordance with the methodology of the Distribution Model annexed to, and deemed to be part of, the Chapter 11 Plan (the “Distribution Model”) and shall be paid once in full in cash on or promptly after the Effective Date in accordance with the terms of the Chapter 11 Plan; and

c.    Allowed General Unsecured Claims (as defined in the Chapter 11 Plan) each in the amount of $296,752,267 (corresponding to proofs of clam no. 3166, 3167 and 3168), which Allowed General Unsecured Claims shall be allowed as a separate claim against each substantively consolidated groups of Debtors under the Chapter 11 Plan and against AT Wind Down, Inc. (each a “Debtor Brand Group”) and shall be entitled to a distribution pro rata with other Allowed General Unsecured Claims in accordance with the terms of the Chapter 11 Plan (the “PBGC GUC Claims”).
6.    Subject to Bankruptcy Court approval of a disclosure statement with respect to the Chapter 11 Plan, PBGC agrees to timely vote its PBGC GUC Claims in each applicable class to accept the Chapter 11 Plan following commencement of the solicitation of acceptances of the Chapter 11 Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code, and not change or withdraw such votes. This Agreement is not, and shall not be deemed, a solicitation by the Debtors for acceptances of the Chapter 11 Plan for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Debtors will not solicit acceptance of the Chapter 11 Plan by creditors entitled to vote thereon until such creditors have been provided with copies of a disclosure statement approved by the Bankruptcy Court.
7.    Upon the Effective Date of the Chapter 11 Plan, the PBGC shall release, waive, and discharge unconditionally and forever each of the current or former directors, officers, employees, affiliates, agents, accountants, financial advisors, investment bankers, restructuring advisors, attorneys, representatives, and other professionals of or to the Debtors and the debtors-in-possession and each of their respective agents and representatives from any and all claims, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event, or other occurrence in connection with or relating to the Debtors, the Foreign Non-Debtor Affiliates, their respective assets, the Debtors’ chapter 11 cases, or the Pension Plan. Notwithstanding anything to the contrary contained in this paragraph 7 or in this Agreement, any claim arising under Title 1 of ERISA for breach of fiduciary duty or relating to a prohibited transaction with respect to the Pension Plan shall not be discharged, released, or enjoined.
8.    The sale proceeds allocated to the Debtor Brand Groups under the Chapter 11 Plan shall pay allowed secured, administrative, and priority claims substantially in accordance with the Distribution Model methodology, except that the Minimum Funding Lien Claim shall be paid from the Foreign Subsidiaries Reserve as set forth in paragraph 5.a above. Pursuant to the terms of the Chapter 11 Plan, the PBGC GUC Claims shall be classified together with other Allowed General Unsecured Claims against each of the Debtor Brand Groups.
9.    PBGC agrees that, from PBGC’s initial aggregate pro rata distribution on its PBGC GUC Claims under the Chapter 11 Plan, the sum of $6,000,000 (the “PBGC Incremental Cash”) shall be set aside and separately reserved to be used to make a supplemental pro rata distribution to any holder of an Allowed General Unsecured Claim other than PBGC (in addition to the pro rata distribution such creditor is entitled to receive under the Chapter 11 Plan) who (i) either voted to accept the Chapter 11 Plan or did not vote to reject the Chapter 11 Plan, and (ii) did not object to confirmation of the Chapter 11 Plan (collectively, the “Consenting Creditors”). The PBGC Incremental Cash shall be distributed pro rata to all Consenting Creditors without taking into account any individual Debtor Brand Group. The liquidating trustee appointed pursuant to the Chapter 11 Plan (the “Liquidating Trustee”) shall administer separately the distribution of the PBGC Incremental Cash to the Consenting Creditors. PBGC shall not share in any distribution of the PBGC Incremental Cash.
10.    PBGC further agrees that, if the aggregate net proceeds from all litigation claims pursued by or for the benefit of the liquidating trust under the Chapter 11 Plan (the “Liquidating Trust”) (including any proceeds recovered by the Liquidating Trust from the Foam Litigation and Avoidance Actions (as defined in the Chapter 11 Plan) or other litigation claims, but excluding any litigation to collect on any excluded assets specifically identified as part of another asset category in the Distribution Model) after satisfaction of all litigation-related fees, costs and expenses, including attorney’s fees, incurred by the Liquidating Trust in the prosecution of such litigation claims (the “Net Litigation Proceeds”) exceeds $20,000,000, then twenty percent (20%) of PBGC’s pro rata share of any Net Litigation Proceeds received after the first $20,000,000 by the Liquidating Trust (the “PBGC Excess Litigation Proceeds”) shall be set aside and separately reserved to be used to make a supplemental pro rata distribution to the holders of Allowed General Unsecured Claims other than PBGC that are entitled to receive pursuant to the terms of the Chapter 11 Plan a portion of the Net Litigation Proceeds. The PBGC Excess Litigation Proceeds shall be distributed by the Liquidating Trustee with the final distribution to the Liquidating Trust beneficiaries. The PBGC Excess Litigation Proceeds shall be distributed pro rata to the holders of Allowed General Unsecured Claims other than PBGC in the same proportion that such holders received a percentage share of all Net Litigation Proceeds without taking into account the portion of Net Litigation Proceeds distributed to PBGC on the PBGC GUC Claims. PBGC agrees to waive its claim to any portion of, and shall not participate in, the distribution of any portion of the PBGC Excess Litigation Proceeds.

11.    As soon as practicable after the Effective Date, the Foreign Subsidiaries Reserve shall be released by Hahn & Hessen LLP from escrow to the Liquidating Trustee be distributed in accordance with the confirmed Chapter 11 Plan, and Hahn & Hessen LLP shall be released and discharged from any further responsibility with respect thereto.
12.    The Foreign Subsidiaries Stipulation Outstanding Deadlines are hereby extended for a period of one hundred eighty (180) days, without prejudice to the Parties’ mutually agreeing to a further extension of such Deadlines, and upon the Effective Date, all outstanding deadlines and obligations of any Party under the Foreign Subsidiaries Stipulation, including the Foreign Subsidiaries Stipulation Outstanding Deadlines, shall be deemed fully satisfied.
13.    The Debtors shall promptly file a motion with the Bankruptcy Court pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure seeking the Bankruptcy Court’s approval of this Agreement.
14.    The Creditors’ Committee shall file a letter in support of the Chapter 11 Plan (the “Plan Support Letter”), which Plan Support Letter shall be distributed to all creditors entitled to vote together with the proposed Chapter 11 Plan and the Disclosure Statement approved by the Bankruptcy Court.
15.    In the event that the Bankruptcy Court does not approve this Agreement by final order, then this Agreement shall be deemed null and void and of no force or effect. In such event, nothing (including the recitals) contained in this Agreement, or any motion(s) filed seeking entry of an order of the Bankruptcy Court approving this Agreement, or any correspondence or other communications related to the negotiation, drafting or approval of this Agreement, shall be argued or deemed to be an admission against any Party’s interest in any litigation by and between any Parties.
16.    In the event that the Effective Date does not occur as contemplated in the Chapter 11 Plan, the provisions of this Agreement other than the Termination Provisions shall be null and void and of no force or effect.

17.    This Agreement constitutes the entire agreement between the Parties with respect to the matter hereof.
18.    This Agreement can only be amended or otherwise modified by a signed writing executed by the Parties.
19.    This Agreement shall be governed by the Bankruptcy Code, and to the extent that the Bankruptcy Code does not apply, the laws of the State of Delaware.
20.    This Agreement shall be deemed to have been jointly drafted by the Parties, and in construing and interpreting this Agreement, no provision shall be construed and interpreted for or against any of the Parties because such provision or any other provision of the Agreement as a whole is purportedly prepared or requested by such Party.
21.    This Agreement may be executed and delivered in any number of original, facsimile, or email counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Pages Follow]

In witness Whereof, and intending to be legally bound hereby, the Parties have executed this Agreement as of the date set forth below.

FBI WIND DOWN INC.
(f/k/a FURNITURE BRANDS INTERNATIONAL, INC.), et al.

By: /s/ Meredith M. Graham
Name: Meredith M. Graham
Title: Responsible Officer
Dated: 3/31/2014

PENSION BENEFIT GUARANTY CORPORATION

By: /s/ Ralph L. Landy
Name: Ralph L. Landy
Title: Attorney, Office of the Chief Counsel
Dated: March 31, 2014

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF FBI WIND DOWN INC.
(f/k/a FURNITURE BRANDS INTERNATIONAL, INC.), et al.

By: /s/ Martin Leder
Name: Martin Leder
Title: Co-Chair
Dated: 3/31/14

EXHIBIT A
TERMINATION AGREEMENT

AGREEMENT FOR APPOINTMENT OF
TRUSTEE AND TERMINATION OF PLAN

This is an AGREEMENT between the Pension Benefit Guaranty Corporation (“PBGC”) and Furniture Brands International, Inc.
RECITALS:
A.    PBGC is a United States government agency established by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1301-1461 (“ERISA”).
B.    Furniture Brands International, Inc. (“FBN” or the “Company”) is a corporation organized under the laws of Delaware, with its principal place of business located in St. Louis, Missouri.
C.    The Company maintains the Furniture Brands Retirement Plan (“Plan”) to provide retirement benefits for certain of its employees. The Plan was established effective March 1, 1991.
D.    The Plan is an employee pension benefit plan to which 29 U.S.C. § 1321(a) applies and is not exempt under 29 U.S.C. § 1321(b). The Plan is therefore covered by Title IV of ERISA.
E.    FBN is the administrator of the Plan within the meaning of 29 U.S.C. §§ 1002(16) and 1301(a)(1).
F.    On September 9, 2013, FBN and 18 direct or indirect wholly-owned U.S. subsidiaries (the “Debtors”) filed for Chapter 11 bankruptcy protection in Delaware. In addition, the Company announced it was pursuing a sale process under § 363 of the bankruptcy code. On October 3, 2013, FBN announced it had entered into an asset purchase agreement (“APA”) with KPS Capital Partners L.P. (“KPS”) for substantially all of the Debtors’ assets. The auction is tentatively scheduled for November 21, 2013, subject to bankruptcy court approval.
G.    On November 21, 2013, the Company was a contributing sponsor of the Plan within the meaning of 29 U.S.C. § 1301(a)(13).
H.    PBGC has issued to FBN a Notice of Determination under 29 U.S.C. § 1342(a) that the Plan has not met the minimum funding standard required under section 412 of the Internal Revenue

Code; the Plan will be unable to pay benefits when due; PBGC’s possible long-run loss with respect to the Plan may reasonably be expected to increase unreasonably if the Plan is not terminated, and that the Plan should be terminated under 29 U.S.C. § 1342(c).
NOW THEREFORE, the parties agree:
1.    The Plan is terminated under 29 U.S.C. § 1342(c).
2.    The Plan termination date is November 21, 2013, under 29 U.S.C. § 1348.
3.    PBGC is appointed trustee of the Plan under 29 U.S.C. § 1342 (c).
4.    FBN and any other person having possession or control of any records, assets or other property of the Plan shall convey and deliver to PBGC any such records, assets or property in a timely manner.  PBGC reserves all its rights to pursue such records, assets, and other property by additional means, including but not limited to issuance of administrative subpoenas under 29 U.S.C. § 1303.
5.    PBGC will have, with respect to the Plan, all of the rights and powers of a trustee specified in ERISA or otherwise granted by law.
The persons signing this Agreement are authorized to do so. The Agreement will take effect on the date the last person signs below.

Furniture Brands International, Inc., Plan Administrator

Dated: ____________    By: ______________________________
Meredith Graham
Chief Administrative Officer, General Counsel and
Corporate Secretary

PENSION BENEFIT GUARANTY CORPORATION

Dated: ____________    By: ______________________________

20